                          UNITED STATES DISTRICT COURT
                        EASTERN DISTRICT OF PENNSYLVANIA

-----------------------------------x
FRED SURGENER,                          :
individually and on behalf of           :       CIVIL ACTION
all those similarly situated,           :        NO. 98-260
                                        :
  Plaintiffs,                           :
                                        :
  v.                                    :  CLASS ACTION COMPLAINT
                                        :
CENTOCOR, INC. and                      :
DAVID P. HOLVECK,                       :  JURY TRIAL DEMANDED
                                        :

     Defendants.                        :
-----------------------------------x


                             CLASS ACTION COMPLAINT

     Plaintiff, by his attorneys, alleges upon information and belief, based in part on the investigation conducted by his counsel, except as to those paragraphs relating to plaintiff, his transaction in the stock of Centocor, Inc. ("Centocor" or the "Company") and his suitability to serve as a class representative, which are alleged on personal knowledge, as follows:

                             JURISDICTION AND VENUE

     1. The claims asserted herein arise under and pursuant to Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the "Exchange Act") [15 U.S.C.
(S)(S) 78j(b) and 78t(a)], Rule 1Ob-5 promulgated thereunder by the Securities and Exchange Commission (the "SEC") [17 C.F.R. (S) 240.1Ob-5], and common law.

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     2.  This Court has jurisdiction of this litigation pursuant to (S) 27 of the Exchange Act, as amended [15 U.S.C. (S) 78aa], and 28 U.S.C. (S)(S) 1331, 1337 and 1367.

     3. Venue is properly laid in this District pursuant to (S) 27 of the Exchange Act and 28 U.S.C. (S) 1391(b) and (c). The acts, conduct, and scheme complained of herein, including the preparation, issuance and dissemination of materially false and misleading information to the investing public, occurred in part in this District.

     4. In connection with the acts, conduct, and scheme alleged in this Complaint, defendants, directly and indirectly, used the means and instrumentalities of interstate commerce, including the mails and telephonic communications and the facilities of the national securities exchanges.

                                    PARTIES

     5. Plaintiff Fred Surgener purchased Centocor common stock during the Class Period, as set forth more fully on the accompanying certification, and was damaged thereby.

     6. Defendant Centocor, a Pennsylvania corporation, maintains its principal offices and corporate headquarters at 200 Great Valley Parkway, Malvern, PA 19355-1307. Defendant Centocor develops and manufactures therapeutic and diagnostic health care products based on monoclonal antibodies technology for cardiovascular, autoimmune and infectious diseases and cancer. Currently, Centocor derives virtually all of its revenues from sales of ReoPro, which Centocor markets through an agreement with

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Eli Lilly and Company ("Lilly"). Centocor derives a small amount of revenues from sales of Panorox which Centocor markets through an agreement with Glaxo Wellcome PLC ("Glaxo"). Avakine for the treatment of Crohn's disease and rheumatoid arthritis is one of Centocor's most significant prospective drugs.

     7. Defendant David P. Holveck ("Holveck") is and at all relevant times was the President and Chief Executive Officer of the Company and a Director of Centocor. Effective January 1, 1998, Holveck was replaced as President by Joseph C. Scodari.

                  THE FRAUDULENT SCHEME AND DEFENDANTS' ROLES
                   AND RESPONSIBILITIES WITH RESPECT THERETO

     8. During the Class Period, the defendants, and each of them, embarked upon and participated in a plan, scheme and a course of conduct which was intended to and, throughout the Class Period, did: (i) deceive the investing public, including plaintiff and the other Class members, regarding, among other things, the business, financial condition, performance, and prospects of Centocor; (ii) artificially inflate and maintain the market price of the Company's stock and (iii) cause plaintiff and the other members of the Class to purchase the Company's stock at artificially inflated prices. In furtherance of the foregoing unlawful plan, scheme and course of conduct, defendants, among other acts of deception, issued or caused to be issued, during the Class Period, a series of false and misleading public statements, as described herein, which operated as a fraud and deceit upon the market for the Company's stock, plaintiff and the other members of the Class.

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     9.  Each of the defendants participated directly in the wrongs complained of herein. In addition, by reason of, among other things, his positions as the principal executive officer and a director of the Company, defendant Holveck is a "controlling person" of the Company within the meaning of Section 20(a) of the Exchange Act and had the power and influence, and exercised the same, to cause the Company to engage in the unlawful conduct complained of herein. Because of his positions of control and authority, defendant Holveck, throughout the Class Period, was able to, and did, directly or indirectly control the conduct of the Company's business, as well as the contents of the public statements issued by or on behalf of the Company.

     10. As an officer and director of a publicly-held company, defendant Holveck, at all times relevant hereto, had a duty to disseminate timely, accurate, truthful, and complete information with respect to the Company's business, operations, products, financial condition, performance and future prospects, so that among other things, the market price of the Company's stock would be based on truthful, accurate and complete information. As hereinafter alleged, defendant Holveck violated these specific duties and obligations.

     11. As direct participants in the wrongs complained of herein, each defendant is jointly and severally liable or proportionately liable for the damages suffered by plaintiff and other purchasers of Centocor's common stock during the Class Period.

                     PLAINTIFF'S CLASS ACTION ALLEGATIONS

     12. Plaintiff brings this action as a class action pursuant to Federal Rules of Civil Procedure 23(a) and 23(b)(3) on behalf of a class (the "Class") of all persons who purchased Centocor common stock on the open market during the period from December 2, 1997 through December 16, 1997 inclusive (the "Class Period"), and who were damaged thereby. Excluded from the Class are: the defendants herein; members of the immediate family of defendant Holveck; any parent, subsidiary, affiliate, officer, or director of defendant Centocor; any entity in which any excluded person has a controlling interest; and the legal representatives, heirs, successors and assigns of any excluded person.

     13. The members of the Class are so numerous that joinder of all members is impracticable. While the exact number of Class members is unknown to plaintiff at the present time and can only be ascertained from books and records maintained by Centocor and/or its agent(s), plaintiff believes that there are, at a minimum, thousands of members of the Class located throughout the United States. As of November 3, 1997 there were more than 70 million shares of Centocor common stock outstanding. During the Class Period, more than eight million shares of Centocor common stock were actively traded on the NASDAQ National Market.

     14. Plaintiff will fairly and adequately represent and protect the interests of the members of the Class. Plaintiff has retained competent counsel experienced in class and securities

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litigation and intends to prosecute this action vigorously.  Plaintiff is a member of the Class and does not have interests antagonistic to, or in conflict with, the other members of the Class.

     15. Plaintiff's claims are typical of the claims of the members of the Class. Plaintiff and all members of the Class purchased Centocor's common stock during the Class Period at artificially inflated prices and have sustained damages arising out of the same wrongful course of conduct.

     16. Common questions of law and fact exist as to all members of the Class and predominate over any questions solely affecting individual members of the Class. Among the questions of law and fact common to the Class are:
          (a) Whether the federal securities laws were violated by defendants' acts and omissions as alleged herein;
          (b) Whether defendants participated in and pursued the common course of conduct and fraudulent scheme complained of herein;
          (c) Whether the statements disseminated to the investing public, including purchasers of Centocor stock, during the Class Period omitted and/or misrepresented material facts about the business, financial condition, performance, and prospects of Centocor;
          (d) Whether defendants acted knowingly or recklessly in omitting to state and/or misrepresenting material facts;

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          (e) Whether the market price of Centocor's common stock during the
Class Period was artificially inflated due to the non-disclosures and/or misrepresentations complained of herein; and
          (f) Whether plaintiff and the other members of the Class have sustained damages and, if so, the appropriate measure thereof.

     17. A class action is superior to other available methods for the fair and efficient adjudication of this controversy since, among other things, joinder of all members of the Class is impracticable. Furthermore, as the damages suffered by individual Class members may be relatively small, the expense and burden of individual litigation make it virtually impossible for many Class members individually to seek redress for the wrongful conduct alleged. Plaintiff does not foresee any difficulty in the management of this litigation that would preclude its maintenance as a class action.

     18. Plaintiff will rely, in part, upon the presumption of reliance established by the fraud-on-the-market doctrine in that, among other things:
          (a) Defendants made public misrepresentations or failed to disclose material facts during the Class Period;
          (b) The omissions and misrepresentations were material;
          (c) The common stock of the Company traded in an efficient market;

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          (d) The misrepresentations alleged would tend to induce the market to misjudge the value of the Company's common stock; and
          (e) Plaintiff and the other members of the Class purchased Centocor's common stock between the time the defendants failed to disclose or misrepresented material facts and the time the true facts were disclosed, without knowledge of the omitted or misrepresented facts.

     19. Based upon the foregoing, plaintiff and the other members of the Class are entitled to a presumption of reliance upon the integrity of the market for, at least, the purpose of class certification, as well as for ultimate proof of their claims on the merits. Plaintiff will also rely, in part, upon the presumption of reliance established by a material omission.

     20. The names and addresses of the record owners of the shares of Centocor common stock purchased during the Class Period are available from Centocor and/or its transfer agent(s). Notice can be provided to purchasers of Centocor common stock by a combination of published notice and first class mail using techniques and forms of notice similar to those customarily used in class actions arising under the federal securities laws.

                             STATUTORY SAFE HARBOR

     21. The statutory safe harbor provided for forward looking statements under certain circumstances does not apply to any of the allegedly false statements pleaded in this Complaint. The statements are historical or present tense statements. To

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the extent that any of the statements were "forward-looking statements," none of the statements was accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the statements made. To the extent that the statutory safe harbor might otherwise apply to any statements pleaded herein because they are "forward-looking," the defendants are liable for those statements because at the time each of those statements was made, the speaker knew the statement was false and the statement was authorized and/or approved by an executive officer of Centocor who knew that those statements were false when made.

                              DEFENDANTS' SCHEME

     22. Centocor's stock reached a 1997 high of $53 on October 14, 1997 in the days before defendants were due to release Centocor's Third Quarter results for the period ended September 30, 1997. Defendants knew that Centocor's Third Quarter results would be below market expectations, and with the release of the disappointing third quarter results on October 20, 1997, Centocor's stock fell to $47-1/8 and then to $45-7/8 on October 21, 1997. Centocor's level of earnings of $0.06 per share in the Third Quarter was primarily the result of disappointing sales of ReoPro, Centocor's principal drug. Analysts, including C.L. Copithorne at Prudential Securities, commented that Centocor's share of Lilly's ReoPro end-market sales was declining sooner than anticipated.

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     23.  Thereafter, defendants sought to reinforce the market's belief that
Centocor would experience a substantial surge in earnings per share in the Fourth Quarter of 1997, ended December 31, 1997, despite Centocor's disappointing Third Quarter results. For the first three quarters of fiscal 1997, defendants had reported that Centocor's earnings per share were:

                                 1st Quarter - $.05
                                 2nd Quarter - $.01
                                 3rd Quarter - $.06

Defendants' motive for convincing the market that Centocor would experience a surge in Fourth Quarter earnings was, inter alia, to overcome the negative effect of Centocor's disappointing Third Quarter results on Centocor's stock price, and to enable Centocor to proceed with the $40 million initial public offering ("IPO") for its unit, Centocor Diagnostics, Inc., at the highest price possible. Defendants filed the Registration Statement for the IPO on October 20, 1997, the day of the release of Centocor's disappointing Third Quarter results. The share price for the IPO was dependent, in part, upon Centocor's market price.

     24. Thus, in October, defendants began telling the market, through defendants' comments and guidance to major securities analysts, that Centocor would earn $0.50 per share for fiscal 1997, having earned $0.12 per share for the first three quarters of 1997. Defendants explained to securities analysts that the principal portion of the $0.38 per share that Centocor would earn in the fourth quarter of 1997 was the result of an

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approximate $27.5 million payment Centocor would receive in the Fourth Quarter
1997 when it signed the agreement with its European partner to market Avakine outside of the U.S. Avakine was currently in clinical trials for treatment of Crohn's disease and rheumatoid arthritis. Centocor told the market that it had completed the Phase III clinical trial of Avakine for Crohn's disease and that the new drug application ("NDA") would be filed with the FDA by the end of 1997. Defendants also told the market that Centocor had completed the Phase II clinical trial of Avakine for rheumatoid arthritis and was about to release the results. Centocor, consistent with its experience in having signed agreements with the major drug companies Lilly and Glaxo to market ReoPro and Panorox, respectively, had told the market previously that it would sign with a European partner to market Avakine. Now, defendants told the market that it would receive an even larger than previously indicated up-front payment in the Fourth Quarter from the marketing partner upon the signing of the agreement in the Fourth Quarter of 1997.

     25. ReoPro had been a Centocor success story and was the principal source of Centocor's current revenues and profits. Defendants, in Centocor's 1996 Annual Report, filed on April 11, 1997, focused attention on Avakine as Centocor's next success story and stated that they would follow the route taken with ReoPro to produce similar financial rewards from Avakine. Defendants stated:

          In the clinical area, [Avakine] has shown remarkable and consistent promising results

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          in early trials for both Crohn's and rheumatoid arthritis.  Our clinical development will move to its final stages for both indications in 1997 and 1998. As with ReoPro, we are looking for a narrow initial Crohn's indication for approval, followed by a broader Crohn's label and a Rheumatoid Arthritis claim. Our clinical development coincides with this "first to market" business strategy.

                                   *   *   *

          Centocor's first-to-market strategy that has proven so effective with ReoPro will be utilized once again with [Avakine]. [Avakine] is now entering Phase III clinical trials in Crohn's disease, an inflammatory bowel disorder believed to affect more than 250,000 Americans in its moderate-to-severe form. But [Avakine] is positioned to serve an even larger market given its potential usefulness in treating severe rheumatoid arthritis.

          The progress of [Avakine] through clinical trials has more than met expectations. Phase II trials in Crohn's disease were concluded successfully in 1996, and the response rate following a single treatment was an encouraging 65%.

     26. As defendants knew would happen, the securities analysts reacted very favorably to defendants' October 1997 statements (made after the October 20, 1997 release of the disappointing Third Quarter earnings), as alleged in paragraph 24, that Centocor would receive $27.5 million in the then current quarter upon the Fourth Quarter signing of the agreement with its marketing partner for Avakine. For example, on October 21, 1997, C.L. Copithorne, at Prudential Securities Inc., stated that "a higher anticipated up-front payment for the license of [Avakine] for rheumatoid arthritis to a third party should more than offset

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lower ReoPro revenues.  The higher valuation placed on Immunex's competing . . .
product . . . in a recent license agreement with American Home Products supports expectations of a $25 - $30 million up-front payment for Avakine." Prudential projected that, as a result, Centocor would earn $0.53 in the fourth quarter of 1997.

     27. Also on October 21, 1997, J.U. Alsenas, the securities analyst at Furman Selz LLC, issued a report on Centocor in which he stated:

          We have increased our estimate for 4Q97 to $0.38 from $0.36 (leaving FY 1997 unchanged at $0.50) as the company has now guided analysts to expect a milestone payment from a potential Avakine marketing partner of approximately $27.5 million, up from our previous estimate of $23.0 million.

     28. On October 22, 1997, J.R. Swarz, a securities analyst at Credit Suisse First Boston Corporation, also issued a report projecting earnings of $0.50 per share for 1997, stating that:

          Centocor expects to sign a joint venture agreement for Avakine (cA2) in the fourth quarter and record contract revenues of $25-$30 million in the fourth quarter.

The analyst went on to state that "[a] major European partner for selling the drug in Europe will be announced in the fourth quarter."

     29. Defendants' statements had their intended effect, and the price of Centocor stock was up $3.125 to close at $49 on October 22, 1997. The price of Centocor common stock continued to rise based on defendants' comments. Centocor's stock price

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closed at $52-1/8 on November 7, 1997, virtually back up to its 1997 record high before Centocor had released its disappointing 1997 third quarter results.

     30. Having overcome the negative effect on Centocor's stock price of Centocor's release of disappointing third quarter earnings and having kept the IPO alive, defendants faced their next hurdle: overcoming the release of less than stellar results from the Phase II clinical trial of Avakine for rheumatoid arthritis. On Sunday, November 9, 1997, defendants issued a news release on the presentation of the Phase II clinical trial of Avakine for rheumatoid arthritis to the American College of Rheumatology Meeting in Washington, D.C. Defendants attempted to put the best light on the disappointing results. The news release stated that the results "suggest that Avakine (TM) . . . provides a novel strategy for the treatment of rheumatoid arthritis." The release further stated that Centocor planned to complete enrollment by the end of 1997 in its Phase III clinical trial for Avakine for rheumatoid arthritis. However, on Monday, November 10, 1997, after the Phase II presentation at the American College of Rheumatology Conference in Washington, D.C., Centocor common stock plunged almost 12 dollars to a low of $40-7/8 on reports that the Avakine trial showed that Avakine increases the likelihood of the patient contracting lymphoma, thus raising serious safety concerns about Avakine. In addition, the test data from the Phase II results raised concerns that Avakine elicits an immune response against the drug, thereby negating its purported efficacy. These concerns were noted by various analysts including Edmund Debler at Menta and Isaly and Rachel Leheny at Hambrecht & Quist. Merrill Lynch downgraded Centocor's stock.

     31. Defendants, again, went to the market in furtherance of their scheme to inflate the price of Centocor shares. Defendants' motive was not only to facilitate closing on the IPO for Centocor Diagnostics, but also now to convince the market that Avakine was, in fact, the winner drug which would yield significant profits to Centocor in the near term, before FDA approval, through the $27.5 million up front payment by the European marketing partner Centocor said would be signed up in the fourth quarter, and in the long term, due to Avakine's efficacy in combating both Chron's Disease and rheumatoid arthritis.

     32. In a conference call with securities analysts late Monday, November 10, 1997, after the Phase II presentation at the Rheumatology Conference and after Centocor's stock price plunged, Centocor told analysts that lymphoma rates among rheumatoid arthritis and Crohn's disease patients taking Avakine were in line with rates among patients not taking the drug. Centocor also stated in the conference call that there was no difference in infection rates and antibody responses among Avakine and control patients and placebo patients. Centocor reiterated that it planned to submit the NDA for Avakine to the FDA before the end of 1997 for approval to treat Chron's disease and,

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thereafter, to submit the drug for approval to treat rheumatoid arthritis.

     33. With the prospects for Avakine being a clear "home-run" clouded, Centocor's stock price languished despite defendants' conference call with securities analysts. In the meantime, the IPO was still in registration.

     34. Defendants, in desperation, seized upon the opportunity of their presentation at the prestigious BankAmerica Robertson Stephens Medical Conference held on December 2, 1997 in New York to salvage the IPO and Avakine's efficacy and safety profile, and to bolster Centocor's stock price. With only four weeks left in the year, defendant Holveck told the conference that for 1997 Centocor expected to reach net income of $0.50 per share on estimated revenue of $220 million. Thus, although Centocor had earned only $0.12 through the Third Quarter of 1997, defendant Holveck led analysts to believe at this late date in the quarter that Centocor still would earn $0.38 in the Fourth Quarter. As defendant Holveck and the analysts knew, the only way Centocor could attain these results was for Centocor to sign up its European marketing partner for Avakine and receive the $27.5 million up front payment that Centocor, as alleged above, had previously told analysts Centocor would receive. To reinforce the market's perception, created by defendants' prior statements, that Avakine was a profit maker and that defendants' faith in Avakine's efficacy and safety profile continued unabated, defendant Holveck further stated at the conference that

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net income estimates of $0.96 per share for 1998 and $1.77 per share for 1999 were "well within Centocor's reach and certainly within its scope." In support of these earnings estimates, defendant Holveck reiterated that Centocor planned to file with the FDA by the end of 1997 the NDA for Avakine for treating Chron's disease and that the Phase III trial for Avakine for rheumatoid arthritis was ongoing and the NDA was expected to be filed in late 1998 or early 1999. With respect to the marketing of Avakine, defendant Holveck said nothing to correct or change Centocor's earlier statements concerning the signing of a European marketing partner and receipt of an up-front payment of $27.5 million in the fourth quarter of 1997. Defendant Holveck added that Centocor had decided to carry Avakine to market in the U.S. on its own and would build a sales force of 45 to sell Avakine as a treatment for Chron's disease and would build a similar sales force to market the drug for rheumatoid arthritis.

     35. Centocor's stock price rose thereafter as the securities analysts and the market reacted to defendants' statements at the December 2 medical conference. Defendant Holveck made another public appearance on Thursday, December 11, 1997 and the Dow Jones News Service reported at 5:04 p.m. on December 12, 1997 that a Centocor spokesman stated that Centocor had not yet signed with its partner to market Avakine outside the U.S. However, Centocor's stock dropped significantly on Friday, December 12, 1997, apparently over concerns about a competing anti-rheumatoid drug from Hoechst AG and, as one analyst, Heather

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Morris at Janney Montgomery Scott, Inc., hypothesized, concerns that Holveck did not yet announce the signing of the European marketing partner. The stock price of Centocor rebounded on Monday, December 15, 1997, however, and securities analysts continued their earnings forecasts for Centocor for 1997 based upon defendants' earlier statements to them, as alleged in paragraphs 24-28, 30, 32 and 34 hereof.

     36. With only two weeks remaining in the year, defendants knew the market would expect the announcement of the receipt of the $27.5 million with each remaining day and defendants knew they would not be signing any agreement in 1997 which would entitle Centocor to receive $27.5 million in 1997. Unable to withhold the truth from the market any longer, Centocor shocked the market with its announcement at 4:28 p.m. on December 16, 1997 that it would not sign a European marketing partner for Avakine in 1997 and that negotiations would continue into 1998. The financial impact on Centocor's fourth quarter and full 1997 year were devastating, shrinking 1997 per share income to $0.20 from $0.50 and fourth quarter per share income to $0.08 from $0.38. In explanation, defendant Holveck, owning up to the fact that Centocor's previous guidance to analysts and the market was for 1997 per share net income of $0.50, stated:

          While we're disappointed we were unable to complete a deal this year, we remain committed to reaching an agreement that will be in the best interests of our shareholders. Without the benefit of an up-front payment in the fourth quarter for the international marketing rights for Avakine, however, earnings for 1997 will fall short of the consensus estimates.

     37. On the same day, Centocor announced that it was postponing the IPO due to "market conditions."

     38. The market's reaction was swift. On extraordinary volume, Centocor's stock price fell 17% from $37-7/8 on December 16, 1997 to close at $31-1/2 on December 17, 1997.

                                    COUNT I

                    AGAINST ALL DEFENDANTS FOR VIOLATION OF
             SECTION 10(b) OF THE EXCHANGE ACT AND SEC RULE 1Ob-5

     39. Plaintiff repeats and realleges each and every allegation contained in each of the foregoing paragraphs as if fully set forth in full herein.

     40.  This Count is asserted against all defendants and is based upon
Section 10(b) of the Exchange Act, 15 U.S.C. (S) 78j(b), and Rule 1Ob-5 promulgated thereunder by the SEC.

     41. During the Class Period, defendants, singly and in concert, directly or indirectly, engaged in a common plan, scheme, and unlawful course of conduct pursuant to which they knowingly or recklessly engaged in acts, transactions, practices, and courses of business which operated as a fraud and deceit upon plaintiff and the other members of the Class, and made various deceptive and untrue statements of material facts and omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading to plaintiff and the other members of the Class. The purpose and effect of said scheme, plan, and unlawful course of conduct was to induce plaintiff and the other members of the Class to purchase Centocor common stock during the Class Period at artificially inflated prices.

     42. During the Class Period, defendants, pursuant to said scheme, plan, and unlawful course of conduct, knowingly and recklessly issued, caused to be issued, participated in the preparation and issuance of deceptive and materially false and misleading statements to the investing public as particularized above in paragraph 34.

     43. Such statements were materially false and misleading in that, among other things, they misrepresented or omitted: (a) the status of Centocor's negotiations with a European marketing partner for Avakine; (b) the ability of Centocor to sign an agreement with a European marketing partner for Avakine and receive a $27.5 million up-front payment in the fourth quarter of 1997; (c) the ability of Centocor to attain earnings per share of $0.50 in 1997; and (d) the ability of Centocor to achieve the earnings projections of $0.96 per share for 1998 and $1.77 per share for 1999 made by defendant Holveck on December 2, 1997. Defendants' statements alleged in paragraph 34 were false and misleading because Centocor would not be able to sign a European marketing agent for Avakine in the fourth quarter of 1997 on terms satisfactory to Centocor and which would generate a fourth quarter 1997 payment to Centocor of approximately $27.5 million due, in part, to the efficacy and safety concerns arising out of the Phase II trial data (as alleged in paragraph 30 hereof) and concerns over the Hoescht's competing anti-rheumatoid drug (as alleged in paragraph 35 hereof). These factors impact the potential market size and value of Avakine and have a significant bearing on the terms of and proceeds from any marketing agreement Centocor could sign with a European marketing partner. For these reasons, defendant Holveck's earnings projections for 1998 and 1999 did not have a reasonable basis. In addition, defendants knew, at the time they made their statements on December 2, 1997, that the only way Centocor could earn $0.50 per share for 1997 (with only four weeks remaining in the year) was by receiving an up-front payment of approximately $27.5 million from a European partner which, for the reasons stated herein, defendants knew would not occur or defendants knew from their negotiations was in serious jeopardy of not occurring. At no time during the Class Period did defendants disclose the true status of their negotiations or the likelihood that Centocor would or would not sign a European marketing partner and receive $27.5 million in 1997 or correct their misleading statements made on December 2, 1997 or correct their pre-class period statements alleged in paragraphs 24-28, 30 and 32 hereof.

     44. At all relevant times, defendants had actual knowledge that the statements complained of herein in paragraph 34 were materially false and misleading as set forth herein and intended to deceive plaintiff and the other members of the Class. In the alternative, the defendants acted in reckless disregard for the truth in that they failed or refused to ascertain and disclose such facts as would have revealed the materially false and misleading nature of the statements complained of herein in paragraph 34 although such facts were readily available to defendants. Said facts and omissions of defendants were committed willfully or with reckless disregard for the truth. In addition, defendants knew or recklessly disregarded that material facts were being misrepresented or omitted as alleged herein.

     45. Information showing that the defendants acted knowingly or with reckless disregard for the truth is peculiarly within defendants' knowledge and control. However, the following facts, among others, indicate a strong inference that defendants acted with scienter:
          (a) Defendants had full knowledge of the status of the negotiations they were having with the European marketing partner, including, without limitation, the terms being discussed and rejected by the European partner and the amount and timing of the up-front payment. Based on that information, defendants knew that they did not disclose the relevant factors concerning Centocor's ability to sign, and the likelihood of Centocor signing a European marketing partner and receiving a $27.5 million up-front payment in the fourth quarter of 1997.
          (b) Defendants had the motive to misrepresent the status and signing of the European marketing partner for Avakine and receipt of the $27.5 million up-front payment in the fourth quarter of 1997 because:

            (i) they wanted to complete the $40 million IPO for Centocor's wholly owned unit in order to receive needed funds to develop the business and they knew that if the market price for Centocor dropped substantially the IPO would be in jeopardy; and
            (ii) they wanted to put to rest concerns over the safety, efficacy, marketability and profit potential of Avakine and they knew that if a European marketing partner for Avakine was not signed up promptly and in advance of the NDA filing for Avakine for Crohn's disease and in advance of the Phase III clinical trial results for Avakine for rheumatoid arthritis, the market would question the safety, efficacy and future earning potential of the drug, which was critical to Centocor's future revenue, earnings growth, financial condition and prospects.

     46. As a result of the dissemination of the false and misleading statements set forth above, the market price of Centocor common stock was artificially inflated during the Class Period. In ignorance of the false and misleading nature of the representations described above and the deceptive and manipulative devices and contrivances employed by defendants, plaintiff and the other members of the Class relied to their detriment on the integrity of the market price of the stock in purchasing Centocor common stock. Had plaintiff and the other members of the Class known of the materially adverse information misrepresented or not disclosed by defendants, they would not have purchased Centocor common stock at the artificially inflated prices that they did.

     47. As a result of the inflation of the prices of Centocor common stock during the Class Period caused by defendants' material misrepresentations and omissions, plaintiff and the other members of the Class have suffered substantial damages as a result of the wrongs alleged.

     48. By reason of the foregoing, defendants, directly or indirectly, violated the Exchange Act and Rule 1Ob-5 promulgated thereunder in that they:
          (a) employed devices, schemes, and artifices to defraud;
          (b) made untrue statements of material facts or omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and/or
          (c) engaged in acts, practices, and a course of business which operated as a fraud and deceit and a scheme to defraud upon plaintiff and the other members of the Class in connection with their purchases of Centocor common stock during the Class Period.

                                   COUNT II
                         AGAINST DEFENDANT HOLVECK FOR
                VIOLATION OF SECTION 20(a) OF THE EXCHANGE ACT

     49. Plaintiff repeats and realleges each and every allegation contained in each of the foregoing paragraphs as if fully set forth herein.

     50. Defendant Holveck, by virtue of his offices and specific acts described above, was, at the time of the wrongs alleged herein, a controlling person of Centocor within the meaning of Section 20(a) of the Exchange Act.

     51. Defendant Holveck had the power and influence and exercised the same to cause Centocor to engage in the conduct and practices complained of herein in violation of Section 10(b) of the Exchange Act and Rule 1Ob-5.

     52. By reason of the conduct by the Company alleged in Count I of the Complaint, defendant Holveck is liable to plaintiff and to the other members of the Class for the substantial damages which they suffered in connection with their purchases of Centocor common stock during the Class Period.

                                   COUNT III
                          NEGLIGENT MISREPRESENTATION
                              AGAINST DEFENDANTS

     53. Plaintiff repeats and reallege each and every allegation contained in paragraphs 1 through 48 as if fully set forth in full herein, except for those paragraphs or portions of those paragraphs which allege knowing or fraudulent conduct by defendants.

     54. Defendants made and participated in the making of factual representations to plaintiff and the other members of the Class by means of public statements, as set forth above. Such material representations were materially false and misleading and omitted to state material facts necessary in order to make the statements made not misleading. Such material misrepresentations and omissions were a result of the negligence and carelessness of each defendant.

     55. Plaintiff and other Class members relied upon the material misrepresentations and/or the integrity of the market in purchasing the stock of Centocor at the prices paid. Such reliance and the fact that defendants' negligence would result in damages to the Class were reasonably foreseeable by defendants.

     56. The direct and proximate cause of the misrepresentations and omissions of material facts set forth above was the negligence and carelessness of the defendants.

     57. At the time of said material misrepresentations, plaintiff and the Class members were ignorant of their falsity and believed them to be true. In reliance on said misrepresentations and/or upon the superior knowledge and expertise of defendants and/or the integrity of the market and in ignorance of the true facts, plaintiff and other Class members were induced to and did trade in stock of Centocor at inflated prices. Had plaintiff and the other Class members known the true facts, they would not have taken such action.

     58. As a direct and proximate result of defendants' careless and negligent conduct in violation of the duties owed to plaintiff and other Class members, plaintiff and each Class member suffered damages in an amount to be determined at trial.

                                  JURY DEMAND

     59.  Plaintiff demands a trial by jury on all issues.

          WHEREFORE, plaintiff, on behalf of himself and the members of the Class, prays for judgment as follows:

          A. declaring this action to be a proper class action and certifying plaintiff as the representative of the Class under Rule 23 of the Federal Rules of Civil Procedure;

          B. awarding compensatory damages in favor of plaintiff and the other members of the Class against all defendants for the damages sustained as a result of the wrongdoing of defendants, together with interest thereon;

          C. awarding plaintiff and the Class their costs and expenses incurred in this action including reasonable allowance of fees for plaintiff's attorneys, and experts, and reimbursement of plaintiff's expenses; and

          D. granting such other and further relief as the Court may deem just and proper.


Dated: January 19, 1998                       SAVETT FRUTKIN PODELL & RYAN, P.C.



                                        By:  /s/ Robert P. Frutkin
                                             ------------------------------
                                             Stuart H. Savett
                                             Robert P. Frutkin
                                             Barbara A. Podell
                                             325 Chestnut Street, Suite 700
                                             Philadelphia, PA  19106
                                             (215) 923-5400

                                             LAW OFFICES BERNARD M. GROSS, P.C.

                                        By:  /s/ Deborah R. Gross
                                             -----------------------
                                             Deborah R. Gross
                                             1500 Walnut Street
                                             Sixth Floor
                                             Philadelphia, PA  19102
                                             (215) 561-3600

                                             Attorneys for Plaintiff

                     AFFIDAVIT OF PLAINTIFF FRED SURGENER
                     ------------------------------------


          1.   I, Fred Surgener, have reviewed the Complaint;

          2. I did not purchase the securities that are the subject of the Complaint at the direction of plaintiff's counsel or in order to participate in any private action arising under this title;

          3. I am willing to serve as a class representative and provide testimony at deposition and trial if necessary;

          4. I purchased on December 12, 1997, 100 shares of Centocor common stock at $35 3/4 per share.

          5. During the previous three years, I have not been involved in any class actions.

          6. I will not accept any payment for serving as a class representative beyond my pro rata share of any recovery, except as ordered or approved by the Court with respect to an award for reasonable costs and expenses (including lost wages).

          I declare under penalty of perjury that the foregoing is true and correct. Executed this 15 day of January, 1998, at


                                            /s/ Fred Surgener
                                                -------------
                                                FRED SURGENER